GLEN ELLYN, ILLINOIS                                    CONTACT:  SCOTT W. HAMER
FEBRUARY 25, 2008                                                 PRESIDENT/CEO
COMPANY RELEASE                                                   630-545-0900


                  COMMUNITY FINANCIAL SHARES, INC. TO INITIATE
                            STOCK REPURCHASE PROGRAM

Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), announced today that the Company's Board of Directors has approved the repurchase of up to 15,000 shares of the Company's outstanding common stock, which is approximately 1.2% of outstanding shares. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be retired.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $298.3 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.